AN APPRAISAL OF
                        A LIMITED PARTNERSHIP INTEREST
                                      IN
                         BALCOR PENSION INVESTORS - V
                               SKOKIE, ILLINOIS
                             AS OF MARCH 31, 1996

















                          Valuation Counselors

May 8, 1996


Balcor Mortgage Advisors - V
The Balcor Company
Bannockburn Lake Office Plaza
2355 Waukegan Road, Suite A200
Bannockburn, Illinois 60015

          Attention:  Mr. John K. Powell, Jr. - First Vice President

Gentlemen:

In accordance with your request, we are pleased to submit our opinion of the Value of a Limited Partnership Interest in:

                         Balcor Pension Investors - V
                       (an Illinois Limited Partnership)

as of March 31, 1996.

The term "Value" is defined as follows:

     The amount, in dollars, which a Limited Partnership Interest in Balcor Pension Investors - V is worth to an investor who owns the Interest with the intention of holding it to maturity, who fully understands the complexities of the investment, and has an interest in the potential interest income and capital appreciation of the Limited Partnership Interest. The valuation does not represent the amount that would be received by a holder of a Limited Partnership Interest should he/she decide to liquidate the Interest prior to the maturity of the Partnership. The value is subject to the terms and limiting conditions set forth in this report.

It is anticipated that Balcor Pension Investors - V will close by the end of 2000.

Based on our analyses and conclusions set forth in this report, the estimated Value of a Limited Partnership Interest in Balcor Pension Investors - V, as of March 31, 1996, was in the rounded amount of:

                                    $287.00
                                    =======

The Adjusted Original Capital, as of March 31, 1996, was $364.50.
Subsequently, a distribution of $9.78 per Limited Partnership Interest was made as a Return of Capital, reducing the Adjusted Original Capital to $354.72.

For the quarter ended June 30, 1995, the value of a Limited Partnership Interest increased $3.00 due mainly to a general increase in the value of Real Estate Owned assets and the remaining Mortgage Loans.

For the quarter ended September 30, 1995, the value of a Limited Partnership Interest decreased $32.00 mainly due to a distribution of $8.82 per Limited Partnership Interest as a Return of Capital in July 1995, a write-down of $2.6 million in the value of International Teleport, and an excess of $18.00 per Limited Partnership Interest quarterly distribution declared as of June 30, 1995 but made in July, 1995.

For the quarter ended December 31, 1995, the value of a Limited Partnership Interest declined $20.00, mainly the result of a distribution of $18.68 per Limited Partnership Interest as a Return of Capital in October 1995.

For the quarter ended March 31, 1996, the value of a Limited Partnership Interest decreased $1.00 due mainly to a reduction in the value of the Noland Fashion Square mortgage loan.

It is noted that this is prior to any distributions to the Limited Partners under the Early Investment Incentive Fund. The present value of a unit of the Early Investment Incentive Fund, as of March 31, 1996, was in the rounded amount of:

                                    $17.00
                                    ======

Some of the funds received from prepayments and/or excess funds have been invested in first mortgage loans vis-a-vis wrap-around mortgage loans. The cash flows from these first mortgage loans are discounted at a risk rate somewhat less than the rate used for wrap-around mortgage loans to compensate for the lower risk.

The variable components in the total Value of a Limited Partnership Interest and their values, as estimated by Valuation Counselors Group, Inc./Darby & Associates Joint Venture are as follows:

     Net Investment in Loans Receivable             $36,880,816
     Unamortized Portion of the Offering Expenses     5,068,095
     Real Estate Acquired through Foreclosure        66,886,141

A copy of this report is retained in our files, together with the information from which the report was compiled.

Respectively submitted.

Sincerely,

/s/Raymond Ghelardi                     /s/Clement H. Darby

Valuation Counselors Group, Inc.        Darby & Associates
Raymond Ghelardi                        Clement H. Darby
Managing Director                       President

REG/CHD/ded

cc:  Ms. Mary J. Mojica
     Ms. Jayne Kosik
     Ms. Jane Cody
     Ms. Terri Thompson

                               TABLE OF CONTENTS


Statement of Facts and Limiting Conditions

Introduction

Payments to the Limited Partners and General Partner

Early Investment Incentive Fund

Valuation of a Limited Partnership Interest

Valuation of "The Net Investment in Loans Receivable"
  (1)Discussion of Risk Rates
  (2)The Present Value of the Return on Funds Advanced and the Return of Principal
  (3)The Present Value of the Equity Build-up and Accrued Interest
  (4)The Present Value of the "Kickers"

Conclusions of Value of the "Net Investment in Loans
Receivable"

Valuation of the "Real Estate Acquired Through
Foreclosure"

Calculation of the Unamortized Portion of the Offering Expenses

Calculation of the Value of a Limited Partnership
Interest in Balcor Pension Investors - V

Calculation of an Interest in the Early Investment
Incentive Fund

Schedule
   A Distributions to the Limited Partnership

  B-1Unadjusted Balance Sheet of Balcor Pension
     Investors - V as of March 31, 1996

  B-2Statements of Income and Expenses for the quarters ended March 31, 1996 and 1995

  B-3Statements of Cash Flows for the quarters ended
       March 31, 1996 and 1995

   C Loan Portfolio Summary

  D-1Real Estate Asset Summary

  D-2Real Estate Appraisal Projections

   E Adjusted Balance Sheet of Balcor Pension Investors
     - V as of March 31, 1996

                  STATEMENT OF FACTS AND LIMITING CONDITIONS

Valuation Counselors Group, Inc./Darby & Associates Joint Venture strives to clearly and accurately disclose the assumptions and limiting conditions that directly affect an appraisal analysis, opinion or conclusion. In order to assist the reader in interpreting this report, such assumptions are set forth as follows:

Valuation Counselors Group, Inc./Darby & Associates Joint Venture reserves the right to make adjustments to the analysis, opinion and conclusions set forth in the report as deemed necessary by consideration of additional or more reliable data that subsequently may become available.

No opinion is rendered as to legal fee, property title or mortgage notes related to the appraised assets, which are assumed to be good and marketable.

It is assumed that no opinion is intended in matters that require legal, engineering or other professional advice which has been or will be obtained from professional sources; the valuation report will not be used for guidance in professional matters exclusive of the appraisal and valuation discipline.

Information furnished by others is presumed to be reliable, and where so specified in the report, has been verified; however, no responsibility, whether legal or otherwise, is assumed for its accuracy and cannot be guaranteed as being certain. All facts and data set forth in the report are true and accurate to the best of the Appraiser's knowledge and belief. No single item of information was completely relied upon to the exclusion of other information.

All financial data, operating histories and other data relating to income and expenses attributed to the assets and the Partnerships have been provided by Management or its representatives and have been accepted without further verification except as specifically stated in the report.

It should be specifically noted that the valuation assumes the appraised assets will be competently managed and maintained by financially sound owners over the expected period of ownership except where noted, specifically in assets during the period of foreclosure where Balcor may not have control. This appraisal engagement does not entail an evaluation of management's effectiveness, nor are we responsible for future marketing efforts and other management or ownership actions upon which actual results will depend.

Neither the report nor any portions thereof, especially any conclusions as to value, the identity of the appraiser or Valuation Counselors Group, Inc./Darby & Associates Joint Venture shall be disseminated to the public through public relations media, news media, sales media, prospectus or any other public means of communications without the prior written consent and approval of Valuation Counselors Group, Inc./Darby & Associates Joint Venture. The date of the valuation to which the value estimate conclusion applies is set forth in the report.

The preponderance of working paper support for this valuation is maintained in the offices of management, Balcor Mortgage Advisors.

Neither the fees nor any of the terms and conditions of the appraisal assignments given to Valuation Counselors Group, Inc./Darby & Associates Joint Venture by Balcor Mortgage Advisors are contingent upon the values reported.

No independent investigation of the fair market value of the underlying real estate assets has been made by Valuation Counselors Group, Inc./Darby & Associates Joint Venture. We have reviewed the real estate appraisals for reasonableness, but have assumed the real estate appraisals obtained by Balcor Mortgage Advisors are independent and accurate. Valuation Counselors assumes responsibility for real estate appraisals prepared by their own staff.

No independent investigation of the terms and conditions of the mortgage loans made by Balcor Pension Investors - V has been made. We have relied on data furnished to us by Balcor Mortgage Advisors and the validity of the information was assumed to be correct.

In the event that this appraisal is used as basis to set a market price for a Limited Partnership Interest in Balcor Pension Investors - V, no responsibility is assumed for the seller's inability to obtain a purchaser at the value reported herein.

The reader of this valuation report should be fully conversant with the terms and conditions of Balcor Pension Investors - V Limited Partnership as set forth in the Prospectus, other related documents, and the prior appraisals of a Limited Partnership Interest in Balcor Pension Investors - V.

We have discussed the current status and condition of the mortgage loans and real estate owned with the management of Balcor Mortgage Advisors and have accepted their comments as being factual.

                                 INTRODUCTION

Balcor Pension Investors - V ("BPI - V") is a Limited Partnership formed on October 20, 1983, pursuant to the Uniform Limited Partnership Act of the State of Illinois. The Partnership serves as an investment vehicle for qualified pension, profit-sharing and other retirement trusts; bank commingled trust funds for qualified pension and profit-sharing plans; Individual Retirement Accounts and HR-10 (Keogh) Plans; government pension and retirement trusts; and other entities intended to be exempt from Federal income taxation such as certain religious, charitable, scientific, literary and educational corporations, funds and foundations. The Limited Partnership provides for Balcor Mortgage Advisors - V to be the General Partner. The sale of the Limited Partnership Interests were at $500 per interest up to a maximum of 800,000 interests. The offering period, during which interests were sold by Balcor Pension Investors - V, commenced February 8, 1984, and ran until November 30, 1984. As of November 30, 1984, the closing date, 439,305 Limited Partnership Interests had been sold.

The Partnership's investment objective is to make wrap-around mortgage loans, and, to a lesser extent, make other junior mortgage loans and first mortgage loans. As of March 31, 1996, the loan portfolio consisted of five wrap-around and first mortgage loans (Meadow Run, Whispering Hills, Noland Fashion Square, Seven Trails and Glen Apts.). Unfunded monies totaling $17,473,372(1) were invested in short-term money market instruments and in demand deposit bank accounts. In addition the Partnership owns nine properties acquired through foreclosure [Huntington Meadows, Union Tower, Glades on Ulmerton, International Teleport Plaza, Plantation Apartments, Waldengreen Apartments, Granada Apartments, Villa Medici and 45 W. 45th Street (21.74%)].

On October 17, 1986, the Springcrest Apartments mortgage loan was prepaid in the amount of $6,425,325, made up of $5,845,000 cash received and a note for $589,326. No value has been assigned to this note. The Poplar Place mortgage loan also was paid off on October 31, 1986, in the amount of $6,715,978. On September 11, 1986, the principal on the High Acres mortgage loan was reduced by $1.0 million and, on December 15, 1986, it was reduced by an additional $500,000.

On December 23, 1986, the Windmill Village Mobile Home Park mortgage loan was prepaid at $3,664,170. On February 10, 1987, the Oak Park Apartments mortgage loan was prepaid in the amount of $7,859,952. On February 23, 1987, the Cinnamon Square mortgage loan was partially prepaid in the amount of $7,565,000. In addition a note with a balance of $138,192 secured by a $150,000 letter of credit was taken back by the Partnership. Furthermore an additional unsecured note for $1,090,931 was taken back. No value was assigned to the unsecured Note, however on April 12, 1994, $600,000 was received as payment in full on the Notes.

On May 7, 1987, the Three Fountains Phases I & II mortgage loans were prepaid for a total amount of $5,280,382. On June 30, 1987, the High Acres mortgage loan was paid off in the amount of $5,929,386.

Huntington Meadows Apartments was acquired through foreclosure on January 6, 1987. It was appraised at $7,225,000 as of January 31, 1990. In the quarter ended March 31, 1996, it was valued at $10,584,466 based on its projected 1996 cash flow.

The Comerica Plaza mortgage loan was acquired through foreclosure on August 4, 1987. The property was appraised at $3,300,000 as of January 29, 1989. As of December 31, 1994, it was valued at $2,800,000. On June 30, 1995, the property was sold in an all cash sale for $2,950,000. A partial prepayment of $800,000 was made on the Imperial Gardens mortgage loan.

The Waldengreen Apartments mortgage loan was acquired through foreclosure on September 3, 1993. As of March 31, 1996, the property is valued at $7,609,296 based on projected 1996 cash flow.

In the four month period ended December 31, 1987, the Partnership funded a $14,000,000 mortgage loan on International Teleport Plaza Building and $10,850,000 on Villa Medici Apartments. On February 18, 1991, the Villa Medici was placed in default. The borrower subsequently filed for bankruptcy on March 1, 1991, and the mortgage loan was valued at funds advanced. On March 27, 1995, the Partnership received title to the property through foreclosure. It is now held as Real Estate Owned and is valued at $11,885,000 based on an independent appraisal prepared in October 1995.

The Reed Hartman mortgage loan was prepaid April 19, 1988, for $5,224,700. The Park Hill Apts. mortgage loan was prepaid May 18, 1988, for $9,513,839. The Treetop Apts. mortgage loan was prepaid May 18, 1988, for $5,469,706. The Sandalfoot Apartments mortgage loan was prepaid on July 18, 1988, for $4,570,165.

On September 30, 1988, the Partnership funded $3,913,043 of a $5,000,000 commitment for a participation in a mortgage loan on 45 West 45th Street, New York City Office Building. This commitment reflected the Partnership's portion of a $23 million loan package that included three affiliated limited partnerships. The Partnership's participating percentage, both in the total loan commitment and as a minority Joint Venture affiliate, is 21.74%. The remainder of the commitment was funded at year end. In the quarter ended September 30, 1991, the value of the loan was reduced to $4,348,000. In the quarter ended December 31, 1994, the mortgage loan was valued at $2,174,000 based on expected cash flow from the property. On February 2, 1995, an affiliate of the Partnership foreclosed on the property. It is now Real Estate Owned by the Partnership and the three affiliates and the portion owned by this Partnership is valued at $1,821,110 based on projected 1996 cash flow.
Major structural defects were uncovered in the Whispering Hills Apartments project. Litigation was commenced against the original owner and builder and consultants estimated a cost of $1,500,000 to repair the property. The repairs on the property were subsequently completed. An appraisal of the property concluded on a value of $14 million as of August 11, 1992. This resulted in an allocation of $3,500,000 for Balcor Pension Investors - V vs. a former estimate of value of $3,175,000. The property was reappraised for $18.2 million as of February 8, 1995. In addition certain funds were recapitalized into funds advanced. The allocated appraised value, as of March 31, 1996, is $4,550,000. It should be noted that an additional portion of this mortgage loan is in Balcor Pension Investors - VII.

On November 1, 1988, the Partnership completed foreclosure of Union Tower. The outstanding loan balance was $21,400,000 plus interest and expenses. The property was valued at $12,000,000 as of January 22, 1990. As of March 31, 1996, it is valued at $14,620,988 based on its projected 1996 cash flow.

In January 1989, a mortgage loan of $9,500,000 was funded as a 41% participation in Noland Fashion Square. The income and equity kickers and discounted accrued interest have been deleted from the valuation. On April 6, 1992, a Letter of Credit was cashed for approximately $385,000 and has been applied against the outstanding principal balance of the loan.

On September 16, 1989, the Lake Worth MHP mortgage loan was partially prepaid in the amount of $13,084,000 with the Partnership taking back a $5,000,000 Second Mortgage. On April 12, 1993, the Partnership received $3,150,000 in full settlement of the $5,000,000 second mortgage note. On September 18th, Cambridge Station mortgage loan was prepaid in the amount of $1,946,694.23.

On October 13, 1989, the Leisure MHP mortgage loan was prepaid in the amount of $2,578,201.

On February 15, 1990, the Partnership received approximately $3,544,000 as a result of the bankruptcy sale of the Vestavia Park South apartments.

On May 4, 1990, the Partnership received $11,725,000 as a partial prepayment of the Springwells mortgage loan. A remaining principal amount of $900,000 is due. There are additional notes for $2.4 million secured by second mortgages, however no value has been assigned to them or the remaining principal amount of $900,000.

On October 18, 1990, the borrower on the Glades on Ulmerton mortgage loan filed for bankruptcy and the loan was valued at funds advanced. The Partnership acquired title to the property on December 18, 1991, and the asset was valued at $6,500,000 based on an appraisal dated December 21, 1990. As of March 31, 1996, it was valued at $7,326,180 based on its projected 1996 cash flow.
During 1993, approximately $1 million was spent on repairs and renovations.
In February 1994, the Partnership prepaid the $2,241,349 underlying mortgage.

The Northland Park mortgage loan was foreclosed and the property became Real Estate Owned on July 18, 1990. It was valued at $15,350,000 and was sold for that amount on January 23, 1992.

As a result of a modification in the quarter ended March 31, 1992, the Fairview 1 & 2 mortgage loan was written down $1.0 million and there was also a prepayment of $1.6 million.

In the quarter ended December 31, 1992, the Imperial Gardens mortgage loan was prepaid in the amount of $4,548,494. International Teleport Plaza became Real Estate Owned and was valued at $10,905,946. As of March 31, 1996 it was valued at $5,242,458 based on projected 1996 cash flow.

On March 8, 1993, the Partnership received $21,834,584 in connection with the full prepayment of the Valley West mortgage loan. The funds advanced were $10,472,551. A special distribution of $10,433,494 to the Limited Partners was declared as of March 31, 1993, to be paid in April 1993.

On April 2, 1993, the Partnership received title to the Plantation Apartments as a result of a foreclosure sale on March 22, 1993. The asset is valued at $4,278,992 as of March 31, 1996 based on projected 1996 cash flow. On August 28, 1993, the underlying mortgage matured and was paid in full.

On April 12, 1993, the Partnership received $3,150,000 in full settlement of the $5,000,000 Lake Worth MHP second mortgage note.

On June 21, 1993, the Partnership received title to the Granada Apartments as a result of the foreclosure sale on June 8, 1993. As of March 31, 1996, the asset was valued at $3,517,651 based on projected 1996 cash flow.

During February 1994 the Seven Trails mortgage loan was extended two years to February 1, 1996 and the underlying mortgage of $4,689,871 was purchased by the Partnership. In an event subsequent to March 31, 1996, the loan was repaid on April 1, 1996. Also the Partnership prepaid the underlying mortgage on The Glades on Ulmerton Apts. in the amount of $2,241,349.

In April 1994, $600,000 was received as settlement in full on the $1,141,771 Cinnamon Square Note Receivable. This note had not been recorded as an asset.

During September 1994, the Partnership received $250,000 representing its share of the settlement with the seller of the Whispering Hills Apts.

In the quarter ended December 31, 1994, the Partnership was foreclosed out of the Springwells mortgage loan so it will no longer be carried as an asset. It had been carried at zero value.

In the quarter ended June 30, 1995, payment in full was received on three mortgage wrap loans, Club Wildwood Mobile Home Park, Four Seasons Mobile Home Park, and Pointe West Mobile Home Park. The proceeds were $6,376,729, $2,824,087, and $4,672,272, respectively.

On December 22, 1995, the Fairview I & II mortgage loan was paid off in full in the amount of $6,092,844.

The stated objectives of Balcor Pension Investors - V are as follows:

     1.  Preservation and protection of Limited Partners' capital;

     2. Provide the Limited Partners with regular quarterly cash distributions;

     3. Provide the Limited Partners with additional cash distributions through the receipt of deferred interest;

     4. Maximize cash distributions over the life of the Partnership (estimated to be 12 to 15 years) through the receipt of additional interest in the form of equity participations.

For wrap-around mortgages the intent is to generate a higher total return on investment through the "equity buildup" portion of a wrap-around mortgage whereby there is a spread in the principal reduction between the wrap-around mortgage and the underlying mortgage loans. Although there is a mathematical buildup of this equity during the life of the loan, the material benefit of the equity buildup normally is not realized until the maturity of the wraparound loan - which usually occurs in a period of from ten to fifteen years from the initial funding of the loan. In addition, there are potential additional earnings available from a participation in the future gross income as well as a participation in the appreciated value of the properties on which Balcor Pension Investors - V has made mortgage loans to date. These potential earnings are commonly known as "kickers."

(1) Source: Balcor Pension Investors - V Balance Sheet as of March 31, 1996, Schedule B-1. The Net Investment in Loans Receivable includes funds advanced as well as earned equity buildup and earned accrued interest, discounted to a present value, and miscellaneous adjustments.

             PAYMENTS TO THE LIMITED PARTNERS AND GENERAL PARTNER

The Limited Partnership, Balcor Pension Investors - V, is a partial self-liquidating real estate investment fund. As of March 31, 1996, the Partners' capital was invested in five real estate loans (Meadow Run, Whispering Hills, Noland Fashion Square, Seven Trails and Glen Apts.) with the last loan maturing in January 2000 and nine equity investments [Huntington Meadows, Union Tower, Glades on Ulmerton, International Teleport Plaza, Plantation Apts., Waldengreen Apts., Granada Apts., Villa Medici and 45 W. 45th Street]. Interest income and amortization, as well as interests in gross income of certain properties, after deducting the General Partners' expenses, income and reserves, is distributed to the Limited Partners under certain formulae, terms and conditions set forth in the Limited Partnership Agreements and described in the summary in the previous section. The remaining Limited Partners' capital, equity buildup and interests in the appreciation of certain properties is distributed to the Limited Partners upon the maturity and/or the successful payoff of the loans.

The Prospectus of Balcor Pension Investors - V indicated that during the offering period, which expired on November 30, 1984, as well as during the term of the Partnership, distributions are to be made to the investors. The following schedule sets forth the actual distributions made to the Partnership to date.

                                  SCHEDULE A

                   DISTRIBUTIONS TO THE LIMITED PARTNERSHIP

Effective    Number of                Annual
Date         Interests                 Rate      Amount Paid

 8/31/84      variable                   8.00%
                                     to 10.00%    $3,809,765
         (for period 2/8/84 to 8/31/84)
11/30/84       439,305                   8.00
                                     to 10.00      4,615,613
2/28/85        439,305                   8.20      4,502,876
5/31/85        439,305                   8.20      4,502,876
8/31/85        439,305                   8.40      4,612,703
11/30/85       439,305                   8.40      4,612,703
2/28/86        439,305                   8.40      4,612,703
5/31/86        439,305                   8.40      4,612,703
8/31/86        439,305                   8.40      4,612,703
11/30/86       439,305                   8.40      4,612,703
2/28/87        439,305                   8.40      4,612,703
5/31/87        439,305                   8.40      4,612,703
8/31/87        439,305                   8.40      4,612,703
12/31/87       439,305                   6.80      3,734,093
   1/88        439,305                   -         6,589,575
         ($15 per Interest as a Return of Capital)
3/31/88        439,305                   7.01      3,734,093
6/30/88        439,305                   7.42      3,953,745
9/30/88        439,305                   7.42      3,953,745
12/31/88       439,305                   7.42      3,953,745
3/31/89        439,305                   7.42      3,953,745
6/30/89        439,305                   7.42      3,953,745
   7/89        439,305                   -         7,072,811
         ($16.10 per Interest as a Return of Capital)
9/30/89        439,305                   7.68      3,953,745
12/31/89       439,305                   6.40      3,294,788
3/31/90        439,305                  10.24      5,271,660
6/30/90        439,305                   5.12      2,635,830
9/30/90        439,305                   5.12      2,635,830
  10/90        439,305                   -        10,543,200
         ($24.00 per Interest as a Return of Capital)
12/31/90       439,305                   5.39      2,635,830
   1/91        439,305                   -         2,196,525
         ($5.00 per Interest as a Return of Capital)
3/31/91        439,305                   5.68      2,745,656
   4/91        439,305                   -         1,976,873
         ($4.50 per Interest as a Return of Capital)
6/30/91        439,305                   5.74      2,745,656
   7/91        439,305                   -         6,589,575
         ($15.00 per Interest as a Return of Capital)
9/30/91        439,305                   5.95      2,745,656
12/31/91       439,305                   5.95      2,745,656
3/31/92        439,305                   5.95      2,745,656
   4/92        439,305                   4.76      2,196,525
         ($5.00 per Interest from the sale of Northland Park)
6/30/92        439,305                   5.95      2,745,656
   7/92       439,305-                             1,098,262

Effective    Number of                Annual
Date         Interests                 Rate      Amount Paid

         ($2.50 per Interest from prior Note repayments)
9/30/92        439,305                   5.98%    $2,745,656
12/31/92       439,305                   5.98      2,745,656
3/31/93        439,305                   3.83      1,757,220
   4/93        ($23.75 per Interest)    22.73     10,433,494
                                        (Valley West Loan Payoff)
   4/93  ($18.25 per Interest as a Return
               Return of Capital)        -         7,980,125
         (Northland Park Sales Proceeds)
6/30/93        439,305                   4.00      1,757,220
   7/93  ($5.00 per Interest as a Return
                    of Capital)          -         2,196,525
9/30/93        439,305                   4.00      1,757,220
12/31/93       439,305                   4.05      1,757,220
   1/94        439,305                   9.12      2,196,525
         ($5.00 per Interest as a Return on Capital)
3/31/94        439,305                   4.05      1,757,220
   4/94       439,305-                             1,164,158
         ($2.65 per Interest as a Return of Capital)
6/30/94        439,305                   4.08      1,757,220
9/30/94        439,305                   4.08      1,757,220
12/31/94       439,305                   4.08      1,757,220
3/31/95        439,305                   5.10      2,196,525
6/30/95        439,305                  23.47     10,104,015
         ($23.00 per Interest)
   7/95        439,305                   -         3,874,999
         ($8.82 per Interest as a Return of Capital)
9/30/95        439,305                   5.22      2,197,181
         ($5.00 per Interest)
  10/95       439,305-                             8,206,217
         ($18.68 per Interest as a Return of Capital)
12/31/95       439,305                   5.49      2,196,525
3/31/96        439,305                   5.49      2,196,525
         ($5.00 per Interest)
   4/96        439,305                   -         4,296,403
         ($9.78 per Interest as a Return of Capital)

The Partnership Agreement provides that the General Partner will receive loan application and loan processing fees paid by borrowers, subject to certain limitations, when the Partnership funds mortgage loans or issues commitments to fund mortgage loans and may receive additional loan fees paid by the Partnership upon full specificity of the offering and the funding of all loans. The General Partner will service the Partnership's mortgages and will receive a mortgage servicing fee, payable not more frequently than monthly, at an annual rate equal to 1/4 of 1% of the amounts advanced by the Partnership and outstanding from time to time. The General Partner is also reimbursed for certain expenses incurred in connection with the organization of and the day to day operations of the Partnership.

Pursuant to the Partnership Agreement, all profits of the Partnership will be allocated 90% to the Limited Partners and 10% to the General Partner, and all losses of the Partnership will be allocated 99% to the Limited Partners and 1% to the General Partner.

After the termination of the offering and then to the extent that Cash Flow is distributed, distributions will be made as follows: (I) 90% of such Cash Flow will be distributed to the Limited Partners, (ii) 7.5% of such Cash Flow will be distributed to the General Partner, and (iii) an additional 2.5% of such Cash Flow will be distributed to the General Partner and shall constitute the Early Investment Incentive Fund. Upon the liquidation of the Partnership, the General Partner will return to the Partnership for distribution to Early Investors amounts available in the Early Investment Incentive Fund, if necessary for Early Investors to receive a return of their Original Capital plus a specified Cumulative Return based on the date of investment. Subject to certain limitations, the General Partner may repurchase Interests from existing Limited Partners from amounts available in the Early Investment Incentive Fund.

As set forth in the Partnership Agreement, the Partnership is obligated to pay to the purchasers of Limited Partnership Interests an amount equivalent to interest at the initial rate of 8% per annum on the total purchase price of an Interest. This rate may be increased or decreased at the sole discretion of the General Partner. The amounts payable under this provision ceased to accumulate on August 31, 1984, the termination date of the offering.

                        EARLY INVESTMENT INCENTIVE FUND

Cash Flow available for distribution will be distributed on a quarterly basis after the close of the first full operating quarter following the termination of the offering. Ninety per cent of such Cash Flow will be distributed to Limited Partners. Ten per cent of such Cash Flow will be paid to the General Partner as its distributive share from Partnership operations, provided that 25% of the General Partner's share will be allocated to the Early Investment Incentive Fund described below, and will be returned to the Partnership by the General Partner at the dissolution of the Partnership if necessary to enable Early Investors to receive a return of their Original Capital plus a Cumulative Return determined as follows: (I) for Interests purchased on or before August 15, 1984, 15.5% per year, and (ii) for Interests purchased between August 16, 1984, and August 31, 1984, 13.5% per year. In the event that on dissolution of the Partnership, cash available for distribution and the amounts allocated to the Early Investment Incentive Fund are not sufficient to return to Early Investors their Original Capital plus the Cumulative Return, the amount of any funds in the Early Investment Incentive Fund will be distributed first to all Early Investors until they shall have received a Cumulative Return equal to the rate described in period (ii) above, and then to those Early Investors who purchased Interests in period (I) above.

As noted above, 25% of the General Partner's share of Cash Flow shall be allocated to the Early Investment Incentive Fund when and as distributions of Cash Flow are made to the Limited Partners and the General Partner. The amounts in the Early Investment Incentive Fund will be commingled with other assets of the General Partner and may be utilized to repurchase Interests from Limited Partners as set forth under "Description of the Partnership Agreement
- -- Repurchase of Interests."

                  VALUATION OF A LIMITED PARTNERSHIP INTEREST

The methodology used in estimating the Value of a Limited Partnership Interest in Balcor Pension Investors - V is based upon substituting the estimated value of the mortgage loan portfolio in place of the "Net Investment in Loans Receivable" as shown on the March 31, 1996 Balance Sheet of Balcor Pension Investors - V. In addition, the unamortized portion of the Offering Expenses is added to the Assets on the same Balance Sheet. The amortization is calculated by reducing the total Offering Expenses, as set forth in the financial statements, on a straight line basis, quarterly, to the expiration date of the loan portfolio. For financial reporting purposes, Balcor Pension Investors - V initially deducted the total Offering Expenses from the proceeds of the Limited Partnership Interest. Where equities exist, they are included in the Balance Sheet (Schedule E) at their market value based on independent real estate appraisals or estimates based on the cash flows of the properties. Schedules D-1 and D-2 summarize the calculations of Partnership Asset Values for the Real Estate Acquired Through Foreclosure.

Future General Partner fees and related expenses are not present valued as an expense because of their unpredictability but rather are taken as a charge in the quarter incurred.

Valuation Counselors Group, Inc./Darby & Associates Joint Venture has been retained by Balcor Mortgage Advisors - V to estimate the Value of a Limited Partnership Interest in Balcor Pension Investors - V on a quarterly basis. In order to accomplish this, we valued the "Net Investment in Loans Receivable" as well as calculated the "Unamortized Portion of the Offering Expenses."

Cash and Investments in Certificates of Deposit and Marketable Securities are considered short term investments since eventually all but a working capital reserve will be funded in real estate loans and real estate owned or returned to the investor. Consequently, they remain in the valuation at face value in both Schedules B-1 and E.

A simplified version of the Balance Sheet of Balcor Pension Investors - V, prepared by Balcor Mortgage Advisors - V, before the aforementioned adjustments, is on the following Schedule B-1. Schedules B-2 and B-3 are Statements of Income and Expense.

                                 SCHEDULE B-1

                           UNADJUSTED BALANCE SHEET
                         BALCOR PENSION INVESTORS - V
                             AS OF MARCH 31, 1996
                                  (UNAUDITED)

Assets
     Cash                                                   $   1,227,319
     Marketable Securities                                     16,246,053
     Accounts and Accrued Interest Receivable                     723,795
     Prepaid Expenses                                              35,978
     Deferred Expenses                                            139,869
     Interest Receivable on wrap-around notes                      91,860
     Interest Receivable on short-term investments                 62,517
     Real Estate acquired through foreclosure(2)               73,723,118
     Net Investments in loans receivable(1)                    26,668,529
     Investment in acquisition loans (Noland Fashion
     Square)                                                    9,114,892
     Participation in loss from acquisition loans                (695,096)
     Discount on loan receivable                               (1,512,701)
     Allowance for potential loan losses                      (28,757,749)
     Investment in joint venture - affiliate (Whispering Hills
       & 45 W. 45th St.)                                        4,889,419
     Participation in income of joint venture - affiliate         198,142
                                                            -------------
          Total Assets                                      $ 102,155,945
                                                            =============

Liabilities
     Accounts and Accrued Interest Payable                  $     170,892
     Security Deposits                                            491,563
     Due to Affiliates                                             68,749
     Other Liabilities                                            504,192
                                                            -------------
          Total Liabilities                                 $   1,235,396
     Partners' Capital
       (439,305 Limited Partnership Interests)                100,920,549
                                                            -------------

     Total Liabilities and Partners' Capital                $ 102,155,945
                                                            =============

(1) Glen Apts., Meadow Run and Seven Trails.
(2) Huntington Meadows, Union Tower, Glades on Ulmerton, International Teleport, Plantation Apts., Waldengreen Apts., Granada Apts. and Villa Medici.

                                 SCHEDULE B-2

                          BALCOR PENSION INVESTORS-V
                       (An Illinois Limited Partnership)

                       STATEMENTS OF INCOME AND EXPENSES
                for the quarters ended March 31, 1996 and 1995
                                  (Unaudited)

                                                 1996           1995
                                            -------------- ---------------
Income:
  Interest on loans receivable and
    investment in acquisition loan          $   1,147,345  $    1,590,255
  Less interest on loans payable -
    underlying mortgages                           50,699          84,251
                                            -------------- ---------------
  Net interest income on loans receivable       1,096,646       1,506,004

  Income from operations of real estate
    held for sale                               1,351,784       1,385,176
  Interest on short-term investments              243,266         425,804
  Participation income                             26,316
  Participation in income of
    joint ventures-affiliates                     104,879          62,223
  Recovery of loss on loan                      2,478,000
                                            -------------- ---------------
    Total income                                5,300,891       3,379,207
                                            -------------- ---------------
Expenses:
  Amortization of deferred expenses                10,035         155,486
  Administrative                                  168,854         273,373
                                            -------------- ---------------
    Total expenses                                178,889         428,859
                                            -------------- ---------------
Income before equity in loss from
  investment in acquisition loan                5,122,002       2,950,348

Equity in loss from investment
  in acquisition loan                             (19,508)        (17,426)
                                            -------------- ---------------
Net income                                  $   5,102,494  $    2,932,922
                                            ============== ===============
Net income allocated to General Partner     $     510,249  $      293,292
                                            ============== ===============
Net income allocated to Limited Partners    $   4,592,245  $    2,639,630
                                            ============== ===============
Net income per Limited Partnership
  Interest (439,305 issued and outstanding) $       10.45  $         6.01
                                            ============== ===============
Distribution to General Partner             $     244,059  $      195,247
                                            ============== ===============
Distribution to Limited Partners            $   2,196,525  $    1,757,220
                                            ============== ===============
Distribution per Limited
  Partnership Interest                      $        5.00  $         4.00
                                            ============== ===============

                                 SCHEDULE B-3

                          BALCOR PENSION INVESTORS-V
                       (An Illinois Limited Partnership)

                           STATEMENTS OF CASH FLOWS
                for the quarters ended March 31, 1996 and 1995
                                  (Unaudited)

                                                 1996           1995
                                            -------------- ---------------
Operating activities:
  Net income                                $   5,102,494  $    2,932,922
  Adjustments to reconcile net income to net
    cash provided by operating activities:
    Equity in loss from investment
      in acquisition loan                          19,508          17,426
    Participation in income of
      joint  ventures - affiliates               (104,879)        (62,223)
    Recovery of loss on loan                   (2,478,000)
    Amortization of deferred expenses              10,035         155,486
    Accrued interest income due at maturity      (130,132)       (253,587)
    Net change in:
      Escrow deposits - restricted               (108,173)       (120,294)
      Accounts and accrued
        interest receivable                      (301,794)        (39,001)
      Prepaid expenses                            109,049
      Accounts and accrued
        interest payable                          (94,577)        (18,053)
      Due to affiliates                            18,900          53,955
      Other liabilities                            42,593           3,919
      Security deposits                            (2,170)         11,334
                                            --------------   -------------
  Net cash provided by operating activities     2,082,854       2,681,884
                                            --------------   -------------
Investing activities:
  Capital contributions to joint
    ventures - affiliates                                         (58,156)
  Distributions from joint
    ventures - affiliates                         160,984
  Collection of principal
    payments on loans receivable                                   75,384
  Proceeds from sale of real estate                             2,570,208
  Costs incurred in connection with
    the sale of real estate                                      (175,495)
                                            --------------   -------------
  Net cash provided by investing activities       160,984       2,411,941
                                            --------------   -------------
Financing activities:
  Distribution to Limited Partners             (2,196,525)     (1,757,220)
  Distribution to General Partner                (244,059)       (195,247)
  Principal payments on loans payable
    - underlying mortgages                        (10,145)       (121,736)
                                            --------------   -------------
  Net cash used in financing activities        (2,450,729)     (2,074,203)
                                            --------------   -------------
Net change in cash and cash equivalents          (206,891)      3,019,622
Cash and cash equivalents at
  beginning of period                          17,680,262      16,045,584
                                            --------------   -------------
Cash and cash equivalents at end of period  $  17,473,371    $ 19,065,206
                                            ==============   =============

               VALUATION OF "THE NET INVESTMENT IN LOANS RECEIVABLE"

The value of the "Net Investment in Loans Receivable" (the loan portfolio) is equal to the present value of the various income and equity components of the loan portfolio, discounted at current market rates of interest, commensurate with the risks, as of March 31, 1996.

The income and equity components of the loan portfolio are as follows:

     (1) The present value of the average annual rate of return on funds advanced (cash received) over the life of the loans,

     (2) The present value of the funds advanced, due at maturity,

     (3) The present value of the equity buildup on wrap-around mortgage loans and accrued interest, and

     (4) The present value of the "kicker" income, i.e., a share in the future gross income and the appreciated value, "equity kickers," in certain properties.

(1)  Discussion of Risk Rates

The discount rate applied to the cash flow mathematically expresses risk. Risk represents the uncertainty related to achievement of the prospective cash flows. The primary components of risk exposure in fixed income securities are interest rate risk, inflation risk, market risk, liquidity risk and risk of default. As previously discussed, the valuation of the assets in question have been predicated upon the present valuing of the components of the loan portfolio. Therefore, determination of an appropriate risk rate is essential in the valuation of the net investment in loans receivable.

Financial theory dictates the necessity of incremental return resulting from incremental risk. Accordingly, the typical risk/return tradeoff indicates that investors should demand greater rates of return as the perceived riskiness of the asset or security increases. In examining an investment situation, a hypothetical investor would weigh the perceived level of risk against the return expected from the subject investment. In determining the required rate of return or discount rate on a particular asset or investment, the hypothetical investor would also consider returns available from alternative investment opportunities such as government securities, corporate bonds, mortgages, real estate and common stock, if applicable.

The subject assets consist of a self-liquidating real estate investment fund with investments in both real estate loans with varying maturities and real estate assets. Accordingly, in determining an appropriate risk rate associated with the subject assets, we have considered alternative and comparable rates of return in the lending and real estate marketplace as indicated by such sources as the Wall Street Journal, Real Estate Research Corporation Real Estate Report, Investment Dealers Digest, Corporate Financing Week, American Council of Life Insurance Investment Bulletin and the National Association of Real Estate Investment Trusts.

The following table presents yield rates associated with various types of government and corporate securities as indicated by the March 29,1996 and January 3, 1996 Wall Street Journals.

              Yield Rates as Indicated by the Wall Street Journal

Security                      First Quarter 1996  Fourth Quarter 1995

Three Month U.S. Treasury Bills 4.99%                   5.04%
Six Month U.S. Treasury Bills   4.97%                   5.03%
Prime Rate                      8.25%                   8.50%
Ten Year U.S. Treasury Bonds    6.60%                   5.64%
Twenty Year U.S. Treasury Bonds 6.90%                   6.02%

Corporate Bonds

  Aaa, Aa                       6.72% to 7.60%          6.02% to 6.96%
  A, Baa                        6.95% to 7.91%          6.23% to 7.31%
  Ba, C                         9.8%                    9.7%

Collateralized Mortgage
  Obligations

  10 Year                       7.90%                   6.94%
  20 year                       8.05%                   7.17%

Additionally, information from Moody's Corporate Bond Survey and the Investment Dealer's Digest indicates the corporate original issue Real Estate Mortgage Investment Conduit (REMIC) yields from 1988 to 1995 ranged from 7% to 11.3% for obligations with terms in excess of ten years. A yield difference of one to three points was exhibited within multiple class REMIC issues where accrued interest payments did not commence on the (higher yielding) security until senior class notes were paid in full. A short term issuance collateralized by elderly living properties exhibited a four point yield differential between classes.

According to information from the Mortgage-Based Securities Letter, REMIC issuances in 1994 have decreased substantially from the levels exhibited during 1992 and 1993. Reportedly, many REMIC underwriters and investors incurred losses due to price corrections in the derivative mortgage securities market. The price decline was believed to be attributable to several factors including rising interest rates, increased volatility, average-life extension and lack of liquidity. According to the Wall Street Journal, new issues of mortgage-backed securities were down 57% in 1994 as compared to the prior year.

In addition to the previously noted yields on various market securities, we have also considered mortgage rates associated with various types of commercial real estate properties. This data is relevant in that it provides an indication of rates of return associated with similar types of investments. These statistics have been extracted from the December 29, 1995 and October 1, 1995 editions of the Investment Bulletin published by the American Council of Life Insurance, is as follows:

                                   Averages

                           Contract Interest
                                  Rate
Type of Loan
  Property Type          Third Quarter  Second Quarter
                             1995           1995

FIXED RATE-FIXED TERM          7.83%          8.23%
  Apartment                    7.64%          8.13%
  Office Building              7.98%          8.23%
  Retail                       7.79%          8.17%
  Industrial                   7.84%          8.21%
  Other Commercial             7.73%          8.47%



                               Yield With
                                  Fees

Type of Loan
  Property Type          Third Quarter  Second Quarter
                              1995           1995

FIXED RATE-FIXED TERM          7.85%          8.24%
  Apartment                    7.67%          8.15%
  Office Building              8.00%          8.24%
  Retail                       7.81%          8.18%
  Industrial                   7.85%          8.22%
  Other Commercial             7.74%          8.51%


                               Maturity
                             (Years/Months)

Type of Loan
  Property Type          Third Quarter  Second Quarter
                              1995           1995

FIXED RATE-FIXED TERM      11/06          11/02
  Apartment                10/11          10/09
  Office Building           10/0          09/07
  Retail                   13/05          13/06
  Industrial               10/08          10/00
  Other Commercial         11/04          12/02


Additionally, we have considered expected capitalization rates and internal rates of return extracted from "Korpacz Real Estate Investor Surveys, First Quarter 1996". For comparative purposes, we have also presented similar data extracted from "Korpacz Real Estate Investor Surveys, Fourth Quarter 1995".

                National Market Indicators: First Quarter 1996

                           Retail                   Office
                           (National Regional       (Central Business
                           Malls)                   District)

                           Range          Average   Range           Average

Free and Clear Equity IRR  10.00%-14.00%  11.50%    10.00%-15.00%   12.10%
Free and Clear Equity Cap
Rate                       6.25%-11.00%   8.11%     8.00%-12.50%    9.58%
Terminal Cap Rate          7.00%-11.00%   8.56%     8.25%-12.00%    9.62%



                           Office                   National
                           (National Suburban)      Industrial

                           Range          Average   Range           Average

Free and Clear Equity IRR  10.00%-14.00%  11.90%    9.00%-14.00%    11.27%
Free and Clear Equity Cap
Rate                       8.00%-11.00%   9.47%     7.25%-13.00%    9.29%
Terminal Cap Rate          8.50%-12.00%   9.68%     8.00%-11.00%    9.51%



                           National
                           Apartment

                           Range          Average

Free and Clear Equity IRR  10.50%-13.00%  11.38%
Free and Clear Equity Cap
Rate                       7.50%-10.50%   8.97%
Terminal Cap Rate          8.00%-11.00%   9.29%

               National Market Indicators:  Fourth Quarter 1995

                           Retail                   Office
                           (National Regional       (Central Business
                           Malls)                    District)

                           Range          Average   Range           Average

Free and Clear Equity IRR  10.00%-14.00%  11.55%    10.00%-15.00%   12.15%
Free and Clear Equity Cap
Rate                       6.25%-11.00%   7.86%     7.50%-12.50%    9.52%
Terminal Cap Rate          7.00%-11.00%   8.45%     8.25%-12.00%    9.63%



                           Office                   National
                           (National Suburban)      Industrial

                           Range          Average   Range           Average

Free and Clear Equity IRR  10.00%-15.00%  12.04%    9.00%-14.00%    11.31%
Free and Clear Equity Cap
Rate                       8.00%-11.50%   9.57%     7.25%-13.00%    9.36%
Terminal Cap Rate          8.50%-12.00%   9.75%     8.00%-11.00%    9.58%



                           National
                           Apartment

                           Range          Average

Free and Clear Equity IRR  10.00%-13.00%  11.50%
Free and Clear Equity Cap
Rate                       7.50%-10.50%   8.99%
Terminal Cap Rate          8.00%-11.00%   9.31%


Our discount rates have been selected based upon the returns exhibited on alternative securities and real estate properties as previously presented, in conjunction with the attributes of the subject assets.

Risk Measurement in Real Estate

As previously discussed, the primary components of risk exposure for fixed income securities include interest rate risk, inflation risk, market risk, liquidity risk and default risk. For real estate, these risks are similar and can be segmented into two categories. The first is systematic risk which includes all risks external to the property. The remaining risks can be categorized as nonsystematic risk and includes all risks directly related to the property. Generally, systematic risk affects the overall market as a whole and is often referred to as market risk. However, nonsystematic risk is generally more attributable to the property specifics. Nonsystematic risk can be further broken down into risk relative to the immediate neighborhood or local market with the residual risks being unique to the property.

When viewing an investment in a single property, the systematic overall market risk, the nonsystematic local market risk and the nonsystematic unique property risks must be weighed in the derivation of an appropriate risk rate (discount rate) to be applied to anticipated cash flows. The overall market risks would include such factors which effect the market as a whole. Among these factors would be the level of interest rates, the economic condition of the nation, federal tax incentives related to real estate and the expected inflation rate. Each of these factors can have a direct effect on real estate throughout the nation.

Nonsystematic local market risks are those that effect a regional area or neighborhood and are not part of the overall market risk. There are many types of possible local market risks. Some examples of local market risk include fluctuations in the local economy, changes in transportation systems, local crime rates and over building. These local market risks may be severe enough to override the effects of the overall market risk.

Property unique risks are those which effect the subject property in a manner more specific than the local market risks. Many of the property unique risks are similar to the local market risks but are more significant for the subject property. Some examples of property specific risks would include dependence on single industries or tenants, crime frequency on the property, changes in immediate traffic patterns, changes in adjacent zoning or adjacent property conditions and unanticipated capital improvement requirements. These property specific risks may have a material impact on the property but may not be reflected in the local market risks.

Investments in individual property would reflect three groups of risks including the systematic overall market risks, the nonsystematic local market risks and the nonsystematic property unique risks. However, modern portfolio theory recognizes that through investment diversification, the nonsystematic risks associated with the local market and the unique attributes of the property can be reduced. Furthermore, with sufficient diversification, a portfolio can virtually eliminate nonsystematic risk.

The benefits of portfolio diversification are reflected in the improvement of the portfolio's return-risk ratio. The return-risk ratio measures the return of the investment relative to the volatility of the return. Generally, the volatility of return is measured by the standard deviation of the return over a period of time. Therefore, the return-risk ratio is simply the return of the investment divided by the standard deviation of the return.

As an example of the application of this ratio, assume that portfolio A invests in only one type of property in one local market and experiences an average annual return of 13% over fifteen years with a standard deviation of return of 17%. The return-risk ratio is computed to be 0.76 (13% divided by 17%). Portfolio A's risk-return ratio can then be compared to the ratio of other portfolios to evaluate the level of return relative to the risk taken.

To illustrate, assume portfolio B invests in a wide variety of property types in a numerous geographical regions and only generated an annual return of 12% over fifteen years. However, the standard deviation of return was only 13%. The return-risk ratio is computed to be 0.86 (12% divided by 13%). Even though portfolio A's return exceeded portfolio B's return, the superior return was not enough to offset the increase in risk. Therefore, an investor would likely prefer an investment in Portfolio B.

It should be noted, however, that with the reduction in the volatility of returns, modern portfolio theory also recognizes that there is a reduction in the level of potential return. This is because that volatility generally provides the opportunity for added returns. This is the basis for the axiom that greater risk equals greater reward. However, an investor generally requires that the increase in risk is offset by an increase in potential return. Conversely, if an investor is looking for a lower risk, the investor would expect lower returns.

In the instant case, the discount rates selected for the appraisal of individual properties which are expected to be sold in the near future reflect all the systematic and nonsystematic risks associated with each individual property. The discount rates are derived considering overall market factors, local market factors and property unique factors. However, for those properties which are valued as real estate investments on the basis of their cash flows, the discount rate applied reflects the benefits of reduced nonsystematic risks through portfolio diversification. These benefits include the offsetting of local market risks and property unique risks of each property with the local market risks and property unique risks of the other properties in the portfolio. As a result, the volatility of returns for each property is offset by the volatility of returns of the other properties in the portfolio. The discount rates applied to the latter category of properties are derived from market data on portfolio returns, which reflect the dichotomies described above.

(2)  The Present Value of the Return on Funds Advanced and the Return of
Principal

Schedule C lists the five mortgage loans (Meadow Run, Whispering Hills, Noland Fashion Square, Seven Trails and Glen Apts.) funded as of March 31, 1996, with total funds advanced of $32,629,672.

In order to determine the present value of the return on funds advanced, the interest due in each loan in each year to maturity was calculated on the basis of the average annual rate of return on funds advanced. This interest was discounted to a current present value at a market rate of interest. After reviewing various market rates in effect as of March 31, 1996, including those set forth in (1) Discussion of Risk Rates, as well as others, and recognizing the present rates of similar new mortgage loans, we have concluded that a rate of 10.25% is commensurate for the risk of the first mortgage loans in this Fund and 11.00% for second mortgage loans and wrap-around mortgage loans.

The present value of the funds advanced is the present value of the principal of each loan at maturity, discounted to a present value at 10.25% and 11.00% as indicated. Each loan is summarized in Schedule C, which follows a later section of this report.

The total present value of the principal and interest on the mortgage loans in this Partnership, as of March 31, 1996, is:

                                  $31,159,101
                                  ===========

(3)  The Present Value of the Equity Buildup and Accrued Interest

The value of the equity buildup for the wrap-around mortgage loans and accrued interest is the present value of a known contract amount of monies to be received at a specific future date. As the loans begin to mature, there is an increasing amount of equity buildup and accrued interest actually earned and less equity buildup and accrued interest still to be earned in the future. The area of judgment in valuing the equity buildup and accrued interest is in the selection of the discount rates commensurate with the risks. Because equity buildup and accrued interest are contract amounts to be received the same as cash interest received and repayment of principal, the same discount rate applies to all items, i.e., 10.25% for first mortgage loans and 11.00% for second mortgage loans and wrap-around mortgage loans.

Schedule C, which follows, includes summaries of the present value of the equity buildup and accrued interest, by loan, as of March 31, 1996. They indicate the total amount of funds advanced for each loan, the equity buildup and accrued interest discounted at 11.00% for wrap-around and second mortgage loans and 10.25% for first mortgage loans. In addition any adjustments to the value of specific mortgage loans are indicated on Schedule C.

In certain loans the accrued interest payment is effected by the income kicker wherein the loan agreement calls for the kicker income first to be applied against accrued interest. The net effect is an increase in the present value of the accrued interest of the loan as a result of the accelerated payment of the accrued interest instead of payment at maturity.

In certain mortgage loans equity buildup and additional accrued interest have been deleted from the values as indicated in Schedule C.

The totals are summarized as follows:

Present Value of the Equity Buildup         $2,095,507

Present Value of the Accrued Interest        3,626,207
                                            ----------
     Total                                  $5,721,714
                                            ==========

(4)  The Present Value of the Income and Equity Kickers

On most of the loans Balcor Mortgage Advisors - V initially negotiated kickers, or additional payments to Balcor Pension Investors - V, contingent upon the achievement of certain levels of gross income and/or market value. In some cases Balcor Pension Investors - V is to receive a percentage of the gross income over a specified amount of gross income to be achieved in the future. There is no assurance that the achievement levels will be attained, nor is there any assurance that the payments due will be received in whole and on a timely basis. In other more predictable cases, the percentage share of gross income may be collected on next year's revenues. Other kickers include situations where Balcor Pension Investors - V is to receive a percentage of the proceeds in a sale or refinancing of the property over a stated market or appraised value.

In estimating the present value of the income kickers where they exist we have taken the estimated 1991 gross income for each loan subject to an income kicker and projected the gross income at a compound rate of 4% to the maturity date of the mortgage loan unless a particular set of circumstances on a mortgage loan dictate a lower growth rate. The annual projected gross income was compared with the terms and conditions of the income kicker provision of each loan and, where payments were due in future years, those amounts were discounted at 18% for wrap-around and second mortgage loans and 15% for first mortgage loans.
The risk rates of 15% and 18% are commensurate with the ability of the properties to achieve their income goals and for Balcor Pension Investors - V to receive payment.

A different valuation methodology was used to determine the present value of the equity kickers where they exist. Income was increased at 4% on the properties unless a particular set of circumstances on a mortgage loan dictate a lower growth rate. Taxes, insurance, utilities and other expenses were increased at 4%. To compute the value of the property the resultant net cash flow from each property was capitalized at 10.25%. The resultant values were discounted at 15% and 18% to a present value. This risk rates represent the degree of risk of the properties to achieve their projected market values and for Balcor Pension Investors - V to receive payment.

When the mortgage loans were initially underwritten, many of them included income and equity kickers. Over a period of time we have deleted the values of the kickers from problem loans and those in foreclosure. Consequently, the value of the remaining kickers is not material in comparison to the total value of the loan portfolio.

For the quarter ended March 31, 1996, the kickers have not been ascribed any value.

   BALCOR PENSION INVESTORS V         SCHEDULE C
   LOAN PORTFOLIO SUMMARY

   AS OF:                                                       31-Mar-96


   DISCOUNT RATES:   WRAPS
                     FIRSTS

                               DATE       DATE     DISCOUNTING   CURRENT
                      LOAN      OF         OF         TERM        FUNDS
   DEAL               TYPE    FUNDING    MATURITY (IN QUARTERS) ADVANCED
   -----------------------------------------------------------------------
   MEADOW RUN        FIRST  14-Jun-84   01-Jul-96         1.00  3,900,000
1,2WHISPERING HILLS  FIRST  23-Jun-87   01-Jul-99        13.00  4,809,359
1,4NOLAND FASHION SQ FIRST  31-Jan-89 31-Jan-2000        16.00  9,115,175
 5 SEVEN TRAILS      FIRST  13-Sep-84   17-Apr-96         0.00 12,674,905
 3 GLEN APTS.        WRAP   21-Feb-86   31-Dec-97         7.00  2,130,233

                                                               -----------
                                                               32,629,672


1.  Value is less than the amount of Funds Advanced.
2. Valued at allocated appraised value of $4,550,000. 25% in BPI-V and 75% in BPI-VII
3.  Delete Income and Equity Kickers.
4.  Letter of Credit cashed reducing Funds Advanced by $384,825.
5.  Modified



   DISCOUNT RATES:   WRAPS      11.00%      11.00%       11.00%     11.00%
                     FIRSTS     10.25%      10.25%       10.25%     10.25%

                           DISCOUNTED  DISCOUNTED  DISCOUNTED
                              FUNDS       DEBT       EQUITY    DISCOUNTED
   DEAL                     ADVANCED    SERVICE     BUILD-UP      NOTES
   ------------------      -----------------------------------------------
   MEADOW RUN               3,707,553     166,897            0          0
   WHISPERING HILLS         4,550,000           0            0          0
   NOLAND FASHION SQ        7,746,300           0            0          0
   SEVEN TRAILS            12,674,905     187,833    2,025,094          0
   GLEN APTS.               1,761,791     443,661      303,247          0

                           -----------------------------------------------
                           30,440,549     798,391    2,328,341          0

   LESS: GP 10% SHARE                      79,839      232,834          0
   LESS: GP 5% SHARE
   (on Loans Valued
    at Funds Outstanding)           0
                           -----------------------------------------------
   NET TO LIMITED PARTNERS 30,440,549     718,552    2,095,507          0
                           ===============================================

   DISCOUNT RATES:   WRAPS      11.00%      18.00%       18.00%
                     FIRSTS     10.25%      15.00%       15.00%

                           DISCOUNTED  DISCOUNTED  DISCOUNTED     TOTAL
                             ACCRUED     INCOME      EQUITY      CURRENT
   DEAL                     INTEREST    KICKERS      KICKERS    VALUATION
   ------------------      -----------------------------------------------
   MEADOW RUN               1,880,177           0            0  5,754,628
   WHISPERING HILLS                 0           0            0  4,550,000
   NOLAND FASHION SQ                0           0            0  7,746,300
   SEVEN TRAILS             1,773,402           0            0 16,661,234
   GLEN APTS.                 375,540           0            0  2,884,239

                           -----------------------------------------------
                            4,029,119           0            0 37,596,401

   LESS: GP 10% SHARE         402,912           0            0    715,585
   LESS: GP 5% SHARE
   (on Loans Valued
    at Funds Outstanding)                                               0
                           -----------------------------------------------
   NET TO LIMITED PARTNERS  3,626,207           0            0 36,880,816
                           ===============================================

       CONCLUSIONS OF VALUE OF THE "NET INVESTMENT IN LOANS RECEIVABLE"

The value of the "Net Investment in Loans Receivable" is the sum of the present values of the various components of the loans described in the foregoing sections of this report. Our conclusions are summarized as follows:

(1)  The Present Value of the Return on Funds
     Advanced and Return of Principal       $31,159,101

(2)  The Present Value of the Equity Buildup
     and Accrued Interest                     5,721,714

(3)  The Present Value of the Income and
     Equity Kickers                                   0
                                             ----------

Total Value of the "Net Investment in
Loans Receivable" as of March 31, 1996      $36,880,816
                                            ===========

          VALUATION OF THE "REAL ESTATE ACQUIRED THROUGH FORECLOSURE"

Balcor Pension Investors - V began in 1984 as a Limited Partnership with an investment objective to make mortgage loans. Because of the general decline in the real estate market over the past several years, it was necessary for the Partnership to acquire a number of the assets, secured by the mortgage loans, through foreclosure or accepting the deed in lieu of foreclosure. As of March 31, 1996, the Partnership owned nine Real Estate Assets Acquired Through Foreclosure.

In the quarter ended March 31, 1995, Comerica Plaza was sold and Villa Medici and 45 W. 45th Street (21.74%) were acquired through foreclosure.

In arriving at an estimate of the value of each asset a number of factors were considered. Important to the analysis was the Partnership's policy on the assets as to whether an asset would be retained until the maturity of the Partnership or sold in the near-term. The decision to sell in the near-term might be on the basis that there is no long-term potential for the asset to materially increase in value or that substantial dollars might be necessary to renovate and repair the asset. Also, the Partnership may have received an offer to purchase the property for a price that would be difficult to refuse, based on the factors known at this time. The decision to hold an asset until the maturity of the Partnership indicates it is to be considered as an investment with the assumption that the asset will grow in value.

Schedule D-1 lists the nine Real Estate Assets in Balcor Pension Investors - V presently owned by the Partnership. The first column indicates the Asset Present Value without regard to potential payments to the General Partner. The remaining columns set forth the calculations to determine if there is Excess Value, and, if so, what amount is due the General Partner. The last column is the Partnership Asset Value, which is equal to the Asset Present Value minus the General Partner Share of Excess. The Partnership Asset Value includes the Underlying Mortgage, where applicable, since the Underlying Mortgage is deducted later in Schedule E - Liabilities.

Schedule D-2 is a summary of the calculations of the Asset Present Value for each real estate asset in Balcor Pension Investors - V. With the exception of the Villa Medici property, the value of which is based on an appraisal, all of the assets are valued as real estate investments on the basis of their 1996 projected cash flows. The projected cash receipts up to the projected sale date are discounted at 10.00% to a present value. The final years' net cash receipts are capitalized at 9% and the residual is discounted at 10.50% to a present value. There is a sales cost allowance of 2.50% on the gross price.

The valuation methodology of the Real Estate Assets Acquired Through Foreclosure represents a procedure modification commencing with the quarterly valuation as of December 31, 1992. Prior to that date the valuation relied heavily on independent appraisals which, by the very nature of the ever changing real estate market, quickly became obsolete. In addition, it is noted that, in many cases, when Balcor took over the management of the assets, there was a marked improvement in the cash flow. In those funds where it is expected that the assets may be held to maturity to maximize their value, the assets are generally valued on the basis of each asset's predicted cash flows. These cash flows and the residual values are discounted at rates more related to holding the asset to its maturity rather than forcing a sale in today's market. As previously stated, where the intention is to sell the asset in the near-term, an independent appraisal or an internal estimate of value predicated on a near-term sale may be more appropriate.

It should be noted that, as the modifications in the valuation procedures were made, there were significant changes in the asset value of some of the individual Real Estate Assets Acquired Through Foreclosure, however, the overall value of the portfolio did not change substantially. It is believed that individual values arrived as a result of the revised procedures would better represent their current asset values based on the assumptions set forth herein.

                                 SCHEDULE D-1
                           Real Estate Asset Summary

BALCOR PENSION INVESTORS V

                             ASSET
                            PRESENT     LESS:       LESS:
                             VALUE    UNDERLYING    FUNDS       EXCESS
PROPERTY                   31-Mar-96   MORTGAGE  OUTSTANDING     VALUE
- --------------------------------------------------------------------------
Huntington Meadows        10,704,962           0   9,500,000    1,204,962

Union Tower               14,620,988           0  21,400,000   (6,779,012)

Glades on Ulmerton         7,489,055           0   5,860,301    1,628,754

International Teleport     5,242,458           0  14,000,000   (8,757,542)

Plantation Apartments      4,354,435           0   3,600,000      754,435

Granada Apartments         3,559,784           0   3,138,455      421,329

Waldengreen Apartments     7,609,296           0   7,944,576     (335,280)

Villa Medici              12,000,000           0  10,850,000    1,150,000

45 W.45th Street (21.74%)  1,821,110           0   5,000,000   (3,178,890)
                          ------------------------------------------------
                          67,402,089           0  81,293,332  (13,891,243)



                            GENERAL
                            PARTNER
                           SHARE OF      NET     PARTNERSHIP
                             EXCESS     EXCESS   ASSET VALUE
PROPERTY                    AT 10%      VALUE     31-Mar-96
- -------------------------------------------------------------
Huntington Meadows           120,496   1,084,466  10,584,466

Union Tower                        0  (6,779,012) 14,620,988

Glades on Ulmerton           162,875   1,465,879   7,326,180

International Teleport             0  (8,757,542)  5,242,458

Plantation Apartments         75,444     678,992   4,278,992

Granada Apartments            42,133     379,196   3,517,651

Waldengreen Apartments             0    (335,280)  7,609,296

Villa Medici                 115,000   1,035,000  11,885,000

45 W. 45th Street (21.74%)         0  (3,178,890)  1,821,110
                          -----------------------------------
                             515,948 (14,407,191) 66,886,141

                                 SCHEDULE  D-2
                       Real Estate Appraisal Projections
BALCOR PENSION INVESTORS V
REO - Discounted Cash Flow Analysis as of:        31-Mar-96
PROJECTION SOURCE:  APPRAISAL PROJECTIONS and BALCOR PROJECTIONS
DISCOUNT RATES:
Net Cash Receipts                10.00%
Residual Value                   10.50%
Sales Commission                  2.50%(on Gross Price)
Quarter Factor (for formula reference)    1
                              ACTUAL     ACTUAL     ACTUAL     ACTUAL
                                  1992       1993       1994       1995
Net Cash Receipts           --------------------------------------------
Reo Investments
Huntington Meadows
Balcor Internal Projections
       NOI B4 TI/LC/Capital          0    810,487    889,645    911,734
       TI/LC/Capital                 0    143,396    154,641    329,316
                            --------------------------------------------
       Net Cash Receipts             0    667,091    735,004    582,418

GROWTH RATE          1.04
CAPPED VALUE @       9.00%

Union Tower
Balcor Internal Projections
       NOI B4 TI/LC/Capital          0  1,270,821  1,150,468  1,375,298
       TI/LC/Capital                 0    574,077    474,019    294,006
                            --------------------------------------------
       Net Cash Receipts             0    696,744    676,449  1,081,292

GROWTH RATE          1.04
CAPPED VALUE @       9.00%


Glades on Ulmerton
Balcor Internal Projections
       NOI B4 TI/LC/Capital          0    319,679    425,600    611,246
       TI/LC/Capital                 0  1,129,859    143,914    142,880
                            --------------------------------------------
       Net Cash Receipts             0   (810,180)   281,686    468,366

GROWTH RATE          1.04
CAPPED VALUE @       9.00%

Harbor Bay (International Teleport)
Balcor Internal Projections
       NOI B4 TI/LC/Capital          0    582,532  1,181,361  1,297,919
       TI/LC/Capital                 0     24,316  1,135,146    225,418
                            --------------------------------------------
       Net Cash Receipts             0    558,216     46,215  1,072,501

GROWTH RATE          1.04
CAPPED VALUE @       9.00%

Plantation Apartments
Balcor Internal Projections
       NOI B4 TI/LC/Capital          0    254,470    350,344    376,415
       TI/LC/Capital                 0    240,116    257,258    130,029
                            --------------------------------------------
       Net Cash Receipts             0     14,354     93,086    246,385

GROWTH RATE          1.04
CAPPED VALUE @       9.00%

Granada Apartments
Balcor Internal Projections
       NOI B4 TI/LC/Capital          0    103,371    267,298    292,886
       TI/LC/Capital                 0     87,866    150,891     94,835
                            --------------------------------------------
       Net Cash Receipts             0     15,505    116,407    198,051

GROWTH RATE          1.04
CAPPED VALUE @       9.00%

Waldengreen Apartments
Balcor Internal Projections
       NOI B4 TI/LC/Capital          0          0    650,849    627,449
       TI/LC/Capital                 0          0    238,213    516,191
                            --------------------------------------------
       Net Cash Receipts             0          0    412,636    111,257

GROWTH RATE          1.04
CAPPED VALUE @       9.00%

Villa Medici
Appraised Value 10/95
       NOI B4 TI/LC/Capital          0          0          0          0
       TI/LC/Capital                 0          0          0          0
                            --------------------------------------------
       Net Cash Receipts             0          0          0          0

GROWTH RATE          1.04
CAPPED VALUE @       9.00%

45 W. 45th Street (21.74%)
Balcor Internal Projections
       NOI B4 TI/LC/Capital          0          0          0     79,514
       TI/LC/Capital                 0          0          0     58,698
                            --------------------------------------------
       Net Cash Receipts             0          0          0     20,816

GROWTH RATE          1.04
CAPPED VALUE @       9.00%


TOTAL NCR FROM INVESTMENTS           0  1,141,730  2,361,483  3,781,086

                                Budget   Pro-ject   Pro-ject   Pro-ject
                                  1996       1997       1998       1999
                            --------------------------------------------

Huntington Meadows
Balcor Internal Projections
       NOI B4 TI/LC/Capital    933,976    970,617  1,009,442  1,049,820
       TI/LC/Capital           172,131    171,250     87,500     87,500
                            --------------------------------------------
       Net Cash Receipts       761,845    799,367    921,942    962,320

GROWTH RATE          1.04
CAPPED VALUE @       9.00%

Union Tower
Balcor Internal Projections
       NOI B4 TI/LC/Capital  1,464,119  1,343,306  1,439,313  1,498,238
       TI/LC/Capital           563,039    291,403    268,579    155,126
                            --------------------------------------------
       Net Cash Receipts       901,080  1,051,903  1,170,734  1,343,112

GROWTH RATE          1.04
CAPPED VALUE @       9.00%


Glades on Ulmerton
Balcor Internal Projections
       NOI B4 TI/LC/Capital    662,455    692,844    724,811    758,206
       TI/LC/Capital           152,000    121,600    152,000    152,000
                            --------------------------------------------
       Net Cash Receipts       510,454    571,244    572,811    606,206

GROWTH RATE          1.04
CAPPED VALUE @       9.00%                                    8,421,139

Harbor Bay (International Teleport)
Balcor Internal Projections
       NOI B4 TI/LC/Capital    668,085    559,836    536,908          0
       TI/LC/Capital           739,518     71,753          0          0
                            --------------------------------------------
       Net Cash Receipts       (71,433)   488,083

GROWTH RATE          1.04
CAPPED VALUE @       9.00%              5,816,503

Plantation Apartments
Balcor Internal Projections
       NOI B4 TI/LC/Capital    386,283    403,659    421,878    440,898
       TI/LC/Capital            97,612     50,400     63,000     63,000
                            --------------------------------------------
       Net Cash Receipts       288,671    353,259    358,878

GROWTH RATE          1.04
CAPPED VALUE @       9.00%                         4,713,395

Granada Apartments
Balcor Internal Projections
       NOI B4 TI/LC/Capital    316,426    330,840    345,889    361,604
       TI/LC/Capital            85,264     44,000     55,000     55,000
                            --------------------------------------------
       Net Cash Receipts       231,162    286,840    290,889

GROWTH RATE          1.04
CAPPED VALUE @       9.00%                         3,862,377

Waldengreen Apartments
Balcor Internal Projections
       NOI B4 TI/LC/Capital    667,945    697,859    729,303    762,128
       TI/LC/Capital           151,253    110,000    123,750    123,750
                            --------------------------------------------
       Net Cash Receipts       516,692    587,859    605,553    638,378

GROWTH RATE          1.04
CAPPED VALUE @       9.00%

Villa Medici
Appraised Value 10/95
       NOI B4 TI/LC/Capital          0          0          0          0
       TI/LC/Capital                 0          0          0          0
                            --------------------------------------------
       Net Cash Receipts             0          0          0          0

GROWTH RATE          1.04
CAPPED VALUE @       9.00%

45 W. 45th Street (21.74%)
Balcor Internal Projections
       NOI B4 TI/LC/Capital    209,504    187,216    169,771    180,197
       TI/LC/Capital           134,999     50,122     46,878     14,128
                            --------------------------------------------
       Net Cash Receipts        74,505    137,093    122,893    166,068

GROWTH RATE          1.04
CAPPED VALUE @       9.00%                                    2,099,758


TOTAL NCR FROM INVESTMENTS   3,212,976  4,275,648  4,043,700  3,716,084

                              Pro-ject   Pro-ject   Pro-ject   Pro-ject
                                  2000       2001       2002       2003
                            --------------------------------------------

Huntington Meadows
Balcor Internal Projections
       NOI B4 TI/LC/Capital  1,091,812  1,135,485          0          0
       TI/LC/Capital           176,321    183,374          0          0
                            --------------------------------------------
       Net Cash Receipts       915,492

GROWTH RATE          1.04
CAPPED VALUE @       9.00%  12,117,714

Union Tower
Balcor Internal Projections
       NOI B4 TI/LC/Capital  1,566,429  1,616,572          0          0
       TI/LC/Capital           349,964    639,866          0          0
                            --------------------------------------------
       Net Cash Receipts     1,216,465

GROWTH RATE          1.04
CAPPED VALUE @       9.00%  16,872,997


Glades on Ulmerton
Balcor Internal Projections
       NOI B4 TI/LC/Capital    793,091          0          0          0
       TI/LC/Capital           170,680          0          0          0
                            --------------------------------------------
       Net Cash Receipts

GROWTH RATE          1.04
CAPPED VALUE @       9.00%

Harbor Bay (International Teleport)
Balcor Internal Projections
       NOI B4 TI/LC/Capital          0          0          0          0
       TI/LC/Capital                 0          0          0          0
                            --------------------------------------------
       Net Cash Receipts

GROWTH RATE          1.04
CAPPED VALUE @       9.00%

Plantation Apartments
Balcor Internal Projections
       NOI B4 TI/LC/Capital          0          0          0          0
       TI/LC/Capital                 0          0          0          0
                            --------------------------------------------
       Net Cash Receipts

GROWTH RATE          1.04
CAPPED VALUE @       9.00%

Granada Apartments
Balcor Internal Projections
       NOI B4 TI/LC/Capital          0          0          0          0
       TI/LC/Capital                 0          0          0          0
                            --------------------------------------------
       Net Cash Receipts

GROWTH RATE          1.04
CAPPED VALUE @       9.00%

Waldengreen Apartments
Balcor Internal Projections
       NOI B4 TI/LC/Capital    796,393    832,162          0          0
       TI/LC/Capital           212,163    219,589          0          0
                            --------------------------------------------
       Net Cash Receipts       584,230

GROWTH RATE          1.04
CAPPED VALUE @       9.00%   8,795,499

Villa Medici
Appraised Value 10/95
       NOI B4 TI/LC/Capital          0          0          0          0
       TI/LC/Capital                 0          0          0          0
                            --------------------------------------------
       Net Cash Receipts             0          0          0          0

GROWTH RATE          1.04
CAPPED VALUE @       9.00%           0

45 W. 45th Street (21.74%)
Balcor Internal Projections
       NOI B4 TI/LC/Capital    194,249    193,486          0          0
       TI/LC/Capital             4,610     17,786          0          0
                            --------------------------------------------
       Net Cash Receipts

GROWTH RATE          1.04
CAPPED VALUE @       9.00%


TOTAL NCR FROM INVESTMENTS   2,716,187          0          0          0

                            Asset PV as of
                             31-Mar-96
                            -----------

Huntington Meadows
Balcor Internal Projections
       NOI B4 TI/LC/Capital  3,170,526 NCR Present Value
       TI/LC/Capital         7,534,436 Residual Present Value
                            -----------
       Net Cash Receipts    10,704,962 Asset Present Value

GROWTH RATE          1.04
CAPPED VALUE @       9.00%

Union Tower
Balcor Internal Projections
       NOI B4 TI/LC/Capital  4,129,857 NCR Present Value
       TI/LC/Capital        10,491,131 Residual Present Value
                            -----------
       Net Cash Receipts    14,620,988 Asset Present Value

GROWTH RATE          1.04
CAPPED VALUE @       9.00%


Glades on Ulmerton
Balcor Internal Projections
       NOI B4 TI/LC/Capital  1,703,258 NCR Present Value
       TI/LC/Capital         5,785,797 Residual Present Value
                            -----------
       Net Cash Receipts     7,489,055 Asset Present Value

GROWTH RATE          1.04
CAPPED VALUE @       9.00%

Harbor Bay (International Teleport)
Balcor Internal Projections
       NOI B4 TI/LC/Capital    362,918 NCR Present Value
       TI/LC/Capital         4,879,540 Residual Present Value
                            -----------
       Net Cash Receipts     5,242,458 Asset Present Value

GROWTH RATE          1.04
CAPPED VALUE @       9.00%

Plantation Apartments
Balcor Internal Projections
       NOI B4 TI/LC/Capital    776,038 NCR Present Value
       TI/LC/Capital         3,578,397 Residual Present Value
                            -----------
       Net Cash Receipts     4,354,435 Asset Present Value

GROWTH RATE          1.04
CAPPED VALUE @       9.00%

Granada Apartments
Balcor Internal Projections
       NOI B4 TI/LC/Capital    627,478 NCR Present Value
       TI/LC/Capital         2,932,306 Residual Present Value
                            -----------
       Net Cash Receipts     3,559,784 Asset Present Value

GROWTH RATE          1.04
CAPPED VALUE @       9.00%

Waldengreen Apartments
Balcor Internal Projections
       NOI B4 TI/LC/Capital  2,140,515 NCR Present Value
       TI/LC/Capital         5,468,782 Residual Present Value
                            -----------
       Net Cash Receipts     7,609,296 Asset Present Value

GROWTH RATE          1.04
CAPPED VALUE @       9.00%

Villa Medici
Appraised Value 10/95
       NOI B4 TI/LC/Capital          0 NCR Present Value
       TI/LC/Capital        12,000,000 Funds Advanced
                            -----------
       Net Cash Receipts    12,000,000 Asset Present Value

GROWTH RATE          1.04
CAPPED VALUE @       9.00%

45 W. 45th Street (21.74%)
Balcor Internal Projections
       NOI B4 TI/LC/Capital    378,458 NCR Present Value
       TI/LC/Capital         1,442,652 Residual Present Value
                            -----------
       Net Cash Receipts     1,821,110 Asset Present Value

GROWTH RATE          1.04
CAPPED VALUE @       9.00%


TOTAL NCR FROM INVESTMENTS
Total Net Cash Receipts PV  13,289,048 Total NCR PV
Total Residual Value PV     54,113,041 Total Residual PV
                            -----------
TOTAL PRESENT VALUES        67,402,089 TOTAL PRESENT VALUES

            CALCULATION OF THE UNAMORTIZED PORTION OF THE OFFERING
                                   EXPENSES

The unamortized portion of the offering expenses of Balcor Pension Investors - V as of March 31, 1996, is calculated on a straight line basis over the life of the mortgage loan portfolio as follows:

     Total Offering Expenses through March 31, 1996 - $20,272,377
                                                      -----------

     Quarterly Amortization based on 60 quarters - $337,873
                                                  --------

     Unamortized Portion as of March 31, 1996 = $20,272,377 - 15,204,282

                                  $5,068,095
                                  ==========

                             (15 Remaining Quarters)

          CALCULATION OF THE VALUE OF A LIMITED PARTNERSHIP INTEREST
                        IN BALCOR PENSION INVESTORS - V

The calculation of the Value of a Limited Partnership Interest in Balcor Pension Investors - V calls for the substitution of the value of the assets appraised for the related accounting numbers. The following Schedule E, which is Schedule B-1 modified for the values of the appraised assets, summarizes the calculations.

                                  SCHEDULE E

                            ADJUSTED BALANCE SHEET
                         BALCOR PENSION INVESTORS - V
                             AS OF MARCH 31, 1996
                                  (UNAUDITED)

Assets

     Cash                                        $ 1,227,319
     Marketable Securities                        16,246,053
     Accounts and Accrued Interest Receivable        723,795
     Deferred Expenses                               139,869
     Prepaid Expenses                                 35,978
     Interest Receivable on Wrap-around Notes         91,860
     Interest Receivable on Short-term Investments    62,517
     Real Estate acquired through Foreclosure     66,886,141(2)
     Net Investment in Loans Receivable           36,880,816(1)
     Unamortized Portion of Offering Expenses      5,068,095
                                                ------------

           Total Assets                         $127,362,443
                                                ============
Liabilities

     Total Liabilities                          $  1,235,396

     Partners' Capital, adjusted for Value
       (439,305 Limited Partnership Interests)   126,127,047
                                                ------------

     Total Liabilities and Partners' Capital    $127,362,443
                                                ============


(1)  From Schedule C.
(2)  From Schedule D-1.

The Value of a Limited Partnership Interest in Balcor Pension Investors - V as of March 31, 1996=

             Partners' Capital, Adjusted for Value of the Assets
             --------------------------------------------------- =
                        Number of Partnership Interests



                                 $126,127,047
                                 -------------    =    $287.11
                                    439,305            =======

                         Rounded        $287.00
                                        =======

              CALCULATION OF AN INTEREST IN THE EARLY INVESTMENT
                            INCENTIVE FUND ("FUND")

As described in an earlier section of this report, the Partnership Agreement provides that, under certain terms and conditions, 2.5% of the cash flow distributed be set aside in the Early Incentive Investment Fund for payment, on the dissolution of the Partnership, to two classes of investors who purchased Interests (1) on or before August 15, 1984 and (2) between August 16, 1984 and August 31, 1984. For the purpose of this valuation, 435,246 Interests qualified for level 1 under the Early Investment Incentive Fund and none for level 2.

The valuation is based on the sum of (1) the present value of the Early Investors' 25% share in the General Partners' 10% share of certain designated earnings of the Partnership, (2) the Early Investors Capital as of March 31, 1996, and (3) the present value of the future earnings from repurchased interests.

General Partners' 10% Share of 3/31/96 Valuation   $ 715,585
Early Investor 25% Share                             178,896
Early Investor Capital @ 3/31/96                   6,945,025
Present Value of Future Earnings on Repurchased
  Shares                                             339,338
                                                  ----------
                                                  $7,463,259
                                                  ==========

                              Value per unit          $17.15
                                                      ======

                      Rounded Value per unit          $17.00
                                                      ======